Exhibit 10.43

                         AMENDMENT TO LEASE
                         ------------------

     THIS THIRD AMENDMENT TO LEASE, made and entered into this 16th day of February 1996, by and between Nooney Krombach Company, a Missouri corporation (hereinafter referred to as "Lessor") and Baldwin Piano & Organ Company, a Delaware corporation (hereinafter referred to as "Lessee");

     WITNESSETH:

     WHEREAS, Wards Corner Associates Limited Partnership, an Ohio limited partnership (hereinafter referred to as "Wards Corner Associates") and Lessee entered into that certain Office Space Lease Agreement (hereinafter referred to as "Lease"), dated June 16, 1986, for certain space containing approximately 50,000 square feet of space (hereinafter referred to as the "Premises"), and located at 422 Wards Corner Road, Loveland, Ohio; and

     WHEREAS, the primary term of said Lease commenced on June 15, 1986, and expired on December 31, 1991; and

     WHEREAS, Wards Corner Associates and Lessee entered into that First Amendment to Office Space Lease Agreement, dated December 1, 1986, wherein Lessor agreed to perform certain interior finish work; and

     WHEREAS, Landlord (f/k/a Nooney Management Company) became the successor in interest to Wards Corner Associates; and

     WHEREAS, Landlord and Lessee entered into that certain Second Amendment to Lease, dated June 11, 1991, wherein the term of said Lease was extended an additional five (5) years, that is from January 1, 1992 through and including December 31, 1996; and

     WHEREAS, both Lessor and Lessee are desirous of further amending said Lease;

     NOW THEREFORE, for and in consideration of the foregoing, and the mutual covenants set forth below, it is agreed that said Lease is hereby modified and amended as follows:

     1. The term of said Lease is hereby extended for a period of two (2) years, that is from January 1, 1997 through and including
December 31, 1998, upon the same terms and conditions as said
Lease, except as set forth below.

     2. Effective January 1, 1997, Lessee shall pay to Lessor, as Base Rent for the Premises, an amount equal to Three Hundred Eighty-five Thousand, Eight Hundred Forty-eight and 00/100 Dollars ($385,848.00), per year, payable in equal monthly installments of Thirty-two Thousand, One Hundred Fifty-four and 00/100 ($32,154.00). Payment shall be made in the time, manner and place as set forth in said Lease.

     3.   Paragraph 2 of the Second Amendment to Lease and Section
2.3 of said Lease are hereby deleted in their entirety.

     4. Lessee shall have the right and option to extend the term of this Lease for one (1) renewal period of five (5) years upon the following additional terms and conditions:

          (a) Lessee shall not have received a notice of default from Lessor which has not been cured by Lessee or waived by Lessor at the time Lessee exercises its option or at the time the primary term expires.

          (b)  Lessee shall give Lessor written notice exercising
Lessee's option to extend the term of said Lease not later than June 30, 1998.

          (c) During the renewal term, the Base Rent payable by Tenant shall be increased according to the following:

                         MONTHLY           ANNUAL
         PERIOD         BASE RENT         BASE RENT
         ------         ---------         ---------
         Year 1         $39,959.00       $479,508.00
         Year 2         $41,158.00       $493,896.00
         Year 3         $42,393.00       $508,716.00
         Year 4         $43,665.00       $523,980.00
         Year 5         $44,975.00       $539,700.00

          (d) All other terms and conditions of said Lease shall be binding upon Lessor and Lessee and in full force and effect, as if such terms and conditions were again fully recited herein.

          (e) In the event Lessee does not exercise its option to extend said Lease as herein provided, Lessor shall have the right, during the six (6) months prior to the end of the term, to show the Premises during normal business hours to other prospective lessees.

     5. Provided said Lease is in full force and effect and Lessee is not in default thereunder, Lessee shall have the right and option to terminate said Lease to take effect at any time after December 31, 1997. In order to exercise such option, Lessee must give Lessor written notice at least six (6) months prior to the effective date of termination. In the event Lessee elects to terminate this Lease as aforesaid, Lessee shall pay to Lessor an amount equal to all rents and other charges due Lessor through the effective date of termination; and in the event any such amounts are unknown at that time, an amount reasonably estimated by Lessor to reflect Lessee's obligation under said Lease. Notwithstanding the aforesaid, this Section, and Tenant's right herein to terminate said Lease, shall automatically be null and void in the event Tenant exercises its option to extend the term of this Lease pursuant to Section 4, or said Lease is otherwise extended.

     6. Section 19.8 of said Lease is hereby amended such that any notice, consent of waiver required or permitted to be given or served by Lessee to Lessor shall be mailed by certified mail, return receipt requested, addressed as follows: Nooney Krombach Company, 7701 Forsyth Boulevard, St. Louis, Missouri 63105.

     7. Lessor and Lessee each warrant that, they have dealt with no broker or other person claiming a commission for or in connection with this Third Amendment to Lease, other than Nooney Krombach Company and Cincinnati Commercial Realtors; and each party shall hold the other party harmless for any breach of such warranty. Lessor shall be liable for any commissions payable to the aforesaid broker.

     8. Lessee acknowledges that, to the extent of Lessee's present knowledge and without investigation, Lessor has complied with all alterations, additions, and replacements under said Lease with respect to the Premises, and that the Premises are not in need of repair or maintenance; and Lessee hereby ratifies acceptance of the Premises in its present "AS IS" condition. This provision shall not diminish, limit or void Lessor's obligations under
Section 7 of said Lease.

     Except as hereby amended, all other terms and conditions of said Lease as previously amended shall remain unchanged, and shall be in full force and effect as if again recited herein.

     WHEREFORE, the parties have executed this Third Amendment to Lease the day and year first above written.

WITNESS/ATTEST:                    LESSEE:

                                   BALDWIN PIANO & ORGAN COMPANY,
                                   a Delaware corporation
WAYNE F. HACH

D. L. GIRKIN                       By:  KAREN L. HENDRICKS
                                   Print Name:  Karen L. Hendricks
                                   Title:  CEO & President


WITNESS/ATTEST:                    LESSOR:

                                   NOONEY KROMBACH COMPANY,
                                   Agent for the Owner
GLENDA F. WHITE

TRACY M. GROSS                     By:  PATRICIA A. NOONEY
                                   Print Name:  Patricia A. Nooney
                                   Title:  Senior Vice President
                                             & CFO